Exhibit 99

TEMPCO, INC. PUBLIC ANNOUNCEMENT OF CHANGED CIRCUMSTANCES OF PROPOSED MERGER

SCOTTSDALE, Arizona – (Marketwire) September 3, 2010 - Tempco, Inc. (Tempco) (OTC.BB TEMO.OB) announced today that the circumstances of its proposed merger with Program, LLC, of Mesa, Arizona had materially changed. Tempco and Program had been engaged in various discussions and due diligence activities relative to a proposed merger between them as proposed in a non-binding Letter of Intent which was announced on May 25, 2010. As then proposed the merger was to be subject to satisfactory due diligence results, the availability of financing and mutual agreement to the terms of a definitive binding agreement.

On August 31, 2010, Tempco was advised by Program that a third party had approached Program with a financing proposal that, if agreed to, would be more beneficial to Program and its owners than the proposed merger with Tempco.

According to Mr. Stanley L. Schloz, Tempco’s President, “As things now stand, Program has entered into discussions relative to possible financing by a third party. We understand that if those discussions do not result in an agreement, Tempco and Program will revert to the original Letter of Intent. We are, however, now in discussions with Program as to mutually acceptable terms for either eventuality that we expect will be fair and equitable to all concerned. Speaking for myself and others on our team who have worked on this matter, we have greatly enjoyed working with the Program people and expect good relations to continue to exist whatever the final outcome.”

Contacts:

Stanley Schloz

Tempco, Inc.

Tel: (480) 272-8745